Press Release

Dr. Linda Rosenstock Joins Skilled Healthcare Group’s Board of Directors

FOOTHILL RANCH, Calif.—November 23, 2009—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced the appointment of Linda Rosenstock, M.D., M.P.H. to the Company’s Board of Directors. Dr. Rosenstock will be a Class II director with a term expiring in 2012 and will serve as a member of the Corporate Governance, Quality and Compliance Committee. This appointment increases the number of directors to nine.

“Dr. Rosenstock is an accomplished leader with a solid record of achievements and we are pleased to welcome her to the Board of Directors,” said Boyd Hendrickson, Chairman and CEO of Skilled Healthcare Group. “Her deep healthcare background makes her an exceptionally valuable asset to us as we build upon our strong foundation to drive future value for all of our stakeholders.”

Over a distinguished career, Dr. Rosenstock has held many positions of leadership and received numerous accolades for her achievements. Since November 2000, Dr. Rosenstock has served as the Dean of the UCLA School of Public Health and holds appointments as Professor of Medicine and Environmental Health Sciences. Prior to joining UCLA, Dr. Rosenstock was the director of the National Institute for Occupational Safety and Health for nearly seven years where she received the Presidential Distinguished Executive Rank Award, the highest executive service award in the government.

From 2003 to 2005, Dr. Rosenstock served on the Board of Directors for PacifiCare Health Systems. In addition, Dr. Rosenstock has served as an advisor to the World Health Organization and chaired the United Auto Workers/General Motors Occupational Health Advisory Board. She is an Honorary Fellow of the Royal College of Physicians as well as an elected member of the National Academy of Science’s Institute of Medicine. Dr. Rosenstock currently chairs the Association of Schools of Public Health and serves as Immediate Past-President of the Society of Medical Administrators. Dr. Rosenstock received her M.D. and M.P.H. from Johns Hopkins University and completed her residency at the University of Washington.

About Skilled Healthcare Group, Inc.

Skilled Healthcare Group, Inc. (“Skilled Healthcare”), based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate have consolidated annual revenues of over $750 million and approximately 14,000 employees. Skilled Healthcare and its wholly-owned companies, collectively referred to as the “Company”, operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. As of September 30, 2009, the Company operates facilities in California, Iowa, Kansas, Missouri, Nevada, New Mexico and Texas, including 77 skilled nursing facilities which offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities which provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice care in the California and New Mexico markets. References made in this release to Skilled Healthcare, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.

Investor Contact:
Skilled Healthcare Group
Dev Ghose or Shelly Hubbard
(949) 282-5800